ARTICLES OF AMENDMENT
                                     TO THE
                            ARTICLES OF INCORPORATION
                                       OF
                        FRONTEER FINANCIAL HOLDINGS, LTD.


     Pursuant to the provisions of the Colorado Business Corporation Act (the "Act"), the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

     FIRST: The name of the corporation is Fronteer Financial Holdings, Ltd.

     SECOND: The following amendment to the Articles of Incorporation was duly recommended to the shareholders of the corporation by the board of directors of the corporation on January 28, 1999, and was adopted by the shareholders of the corporation on April 15, 1999, in accordance with the Act. The number of votes cast for the amendment by each voting group entitled to vote separately on the amendment was sufficient for approval by that voting group.

     Article I of the Articles of Incorporation is amended in its entirety so that as amended it reads as follows:


                                    ARTICLE I

                               NAME OF CORPORATION

     That the name of the Corporation is "eVision USA.Com, Inc."

Dated:  April 19, 1999

                                   FRONTEER FINANCIAL HOLDINGS, LTD.,
                                   a Colorado corporation



                                   By:     /s/ Gary L. Cook
                                      ------------------------------------------
                                      Gary L. Cook, Secretary and Treasurer